Exhibit 99.1

Contact:	Thomas J. Sargeant	Alaine S. Walsh
	Chief Financial Officer	Director of Investor Relations
	AvalonBay Communities, Inc.	AvalonBay Communities, Inc.
	703-317-4635	703-317-4632
For Immediate Release
AVALONBAY COMMUNITIES ANNOUNCES THIRD QUARTER 2005 OPERATING RESULTS
(Alexandria, VA) AvalonBay Communities, Inc. (NYSE/PCX: AVB) reported today that Net Income Available to Common Stockholders for the quarter ended September 30, 2005 was $96,953,000, resulting in Earnings per Share — diluted (“EPS”) of $1.30, compared to $0.60 for the comparable period of 2004, a per share increase of 116.7%. For the nine months ended September 30, 2005, EPS was $2.95 compared to $1.39 for the comparable period of 2004, a per share increase of 112.2%. These increases are primarily attributable to higher recognized gains on asset sales during 2005 as compared to 2004.
Funds from Operations attributable to common stockholders — diluted (“FFO”) for the quarter ended September 30, 2005 was $68,091,000, or $0.91 per share compared to $63,601,000, or $0.86 per share for the comparable period of 2004, a per share increase of 5.8%. FFO per share of $0.86 for the quarter ended September 30, 2004 included a $1,138,000, or $0.02 per share, gain recognized on the sale of a land parcel previously held for development. The increase in FFO per share for the third quarter of 2005 as compared to the third quarter of 2004 is primarily attributable to contributions from newly developed communities and improved community operating results. FFO per share for the nine months ended September 30, 2005 increased by 14.5% to $2.84 from $2.48 for the comparable period of 2004.
Total revenue for the third quarter 2005 increased $8,753,000, or 5.2%, to $177,014,000 from the third quarter of 2004. For Established Communities, highlights for the quarter ended September 30, 2005 include:
•	A rental revenue increase of 4.3%, an operating expense increase of 3.3% and a Net Operating Income (“NOI”) increase of 4.8% as compared to the third quarter of 2004. Rental revenue growth of 4.3% was a result of a 3.7% increase in rental rates and a 0.6% increase in Economic Occupancy.
•	An increase in Rental Revenue with Concessions on a Cash Basis of 4.6% as compared to the third quarter of 2004.
Commenting on the Company’s results, Bryce Blair, Chairman and CEO said, “We achieved the strongest revenue growth in our portfolio in four years, reflecting continued strengthening of apartment fundamentals in our markets. This performance, which contributed to better than expected third quarter 2005 results, allows us to raise our full year 2005 FFO per share outlook and has positive implications as we look to 2006.”
Additional highlights from the third quarter include:
•	An increase in development under construction to $946.4 million; and
•	The sale of three communities to condominium converters at a 3.5% Initial Year Market Cap Rate and a 16.4% Unleveraged Internal Rate of Return.
Fourth Quarter and Full Year 2005 Outlook
The Company expects EPS in the range of $1.48 to $1.52 for the fourth quarter of 2005, resulting in EPS for the full year 2005 of $4.45 to $4.49.
The Company’s operating performance continued to improve in the third quarter of 2005 with increases in both occupancy and rental rates that exceeded the Company’s expectations. These positive trends have continued in October 2005. As such, the Company expects Projected FFO per share in the range of $0.90 to $0.94 for the fourth quarter of 2005 and Projected FFO per share in the range of $3.74 to $3.78 for the full year 2005.
Earnings Conference Call
The Company will hold a conference call October 26, 2005 at 1:00 PM EDT to review and answer questions about these results and projections, the earnings release attachments described below and related matters. To participate on the call, dial 1-877-510-2397 domestically and 1-706-634-5877 internationally. To hear a replay of the call, which will be available from October 26, 2005 until November 3, 2005, dial 1-800-642-1687 domestically and 1-706-645-9291 internationally, and use Access Code: 9317285.

A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an on-line playback of the webcast will be available for at least 30 days following the call.
Fourth Quarter 2005 Conference Schedule
The Company is scheduled to participate in the following conferences during the fourth quarter of 2005:

4Q 05 Conference Schedule

Event/Conference	Date

2005 NAREIT Annual Convention	Nov. 2nd-3rd
UBS 2005 Global Real Estate Conference	Dec. 2nd
Bear Stearns 2nd Annual Real Estate Conference	Dec. 5th

Management is scheduled to participate in panel discussions and related question and answer sessions at both the UBS and the Bear Stearns conferences. Management’s discussion and related question and answer sessions may include reference to the Company’s operating environment; operating trends; development, redevelopment, disposition and acquisition activity; the Company’s outlook and other business and financial matters affecting the Company.
Where available, a live audio webcast of each panel discussion and question and answer session will be accessible at http://www.avalonbay.com/events.
Earnings Release and Attachments
In addition to this release, the Company also publishes a complete discussion of its third quarter 2005 operating results (“the Full Release”) and Earnings Release Attachments (“the Attachments”) that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. The Full Release and the Attachments are considered a part of this release and are available through the Company’s website at http://www.avalonbay.com/earnings and via e-mail distribution. The ability to access the Full Release and the Attachments on the Company’s website requires the Adobe Acrobat Reader, which may be downloaded at the following website address: http://www.adobe.com/products/acrobat/readstep.html.
Definitions and Reconciliations
The following non-GAAP financial measures and other terms, as used in the text of this earnings release, are defined and further explained on Attachment 1, “Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms”:
•	FFO
•	Projected FFO
•	Established Communities
•	NOI
•	Economic Occupancy
•	Rental Revenue with Concessions on a Cash Basis
•	Initial Year Market Cap Rate
•	Unleveraged Internal Rate of Return
About AvalonBay Communities, Inc.
As of September 30, 2005, AvalonBay owned or held an ownership interest in 152 apartment communities containing 44,139 apartment homes in ten states and the District of Columbia, of which 14 communities were under construction and four communities were under reconstruction. AvalonBay is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in high barrier-to-entry markets of the United States. More information on AvalonBay may be found on AvalonBay’s website at http://www.avalonbay.com.
Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these forward-looking statements by the Company’s use of words such as “expects,” “plans,” “estimates,” “projects,” “intends,” “believes” and similar expressions that do not relate to historical matters. Actual results may differ materially from those expressed or implied by the forward-looking statements as a result of risks and uncertainties, which include the following: changes in local employment conditions, demand for apartment homes, supply of competitive housing products, and other economic conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; increases in costs of materials, labor or other expenses may result in communities that we develop or redevelop failing to achieve expected profitability; development, redevelopment and/or lease-up delays may result in increased financing and construction costs, and may delay and/or reduce the profitability of a community; debt and/or equity financing for development, redevelopment or acquisitions may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; we may abandon development or redevelopment opportunities for which we have already incurred costs. Additional discussions of risks and uncertainties appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and the Company’s Quarterly Reports on Form 10-Q for subsequent quarters under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements.”
The Company does not undertake a duty to update forward-looking statements, including its expected operating results for the fourth quarter and full year 2005. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may differ from the format and extent of the information contained in this release.

Attachment 1
AvalonBay Communities, Inc.
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms
This release, including its attachments, contains certain non-GAAP financial measures and other terms. The definition and calculation of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. The non-GAAP financial measures referred to below should not be considered an alternative to net income as an indication of our performance. In addition, these non-GAAP financial measures do not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered as an alternative measure of liquidity or as indicative of cash available to fund cash needs.
FFO is determined based on a definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). FFO is calculated by the Company as net income or loss computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, extraordinary gains or losses (as defined by GAAP), cumulative effect of a change in accounting principle and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures. Management generally considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies. A reconciliation of FFO to net income is as follows (dollars in thousands):

	Q3	Q3	YTD	YTD
	2005	2004	2005	2004

Net income	$99,128	$45,366	$225,649	$105,676
Dividends attributable to preferred stock	(2,175)	(2,175)	(6,525)	(6,525)
Depreciation — real estate assets, including discontinued operations and joint venture adjustments	39,338	41,152	120,220	118,704
Minority interest, including discontinued operations	291	882	1,072	2,121
Cumulative effect of change in accounting principle	—	—	—	(4,547)
Gain on sale of previously depreciated real estate assets	(68,491)	(21,624)	(128,751)	(33,999)

FFO attributable to common stockholders	$68,091	$63,601	$211,665	$181,430

Average shares outstanding — diluted	75,004,767	73,583,724	74,627,782	73,074,108

EPS — diluted	$1.30	$0.60	$2.95	$1.39

FFO per common share — diluted	$0.91	$0.86	$2.84	$2.48

Projected FFO, as provided within this release in the Company’s outlook, is calculated on a consistent basis as historical FFO, and is therefore considered to be an appropriate supplemental measure to projected net income of projected operating performance. A reconciliation of the range provided for Projected FFO per share (diluted) for the fourth quarter and full year 2005 to the range provided for projected EPS (diluted) is as follows:

	Low	High
	range	range

Projected EPS (diluted) — Q4 05	$1.48	$1.52
Projected depreciation (real estate related)	0.51	0.55
Projected gain on sale of operating communities	(1.09)	(1.13)

Projected FFO per share (diluted) — Q4 05	$0.90	$0.94

Projected EPS (diluted) — Full Year 2005	$4.45	$4.49
Projected depreciation (real estate related)	2.12	2.16
Projected gain on sale of operating communities	(2.83)	(2.87)

Projected FFO per share (diluted) — Full Year 2005	$3.74	$3.78

Copyright © 2005 AvalonBay Communities, Inc. All Rights Reserved

Attachment 1 (continued)
Established Communities are identified by the Company as communities where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had Stabilized Operations, as defined below, as of the beginning of the prior year. Therefore, for 2005, Established Communities are communities that have Stabilized Operations as of January 1, 2004 and are not conducting or planning to conduct substantial redevelopment activities within the current year. Established Communities do not include communities that are currently held for sale or planned for disposition during the current year.
Stabilized Operations is defined as the earlier of (i) attainment of 95% physical occupancy or (ii) the one-year anniversary of completion of development.
NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excludes corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, investments and investment management, interest expense, net, general and administrative expense, joint venture income, minority interest and venture partner interest in profit-sharing, depreciation expense, gain on sale of real estate assets, cumulative effect of change in accounting principle and income from discontinued operations. The Company considers NOI to be an appropriate supplemental measure to net income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of any corporate-level property management overhead or general and administrative costs. This is more reflective of the operating performance of a community, and allows for an easier comparison of the operating performance of single assets or groups of assets. In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.
A reconciliation of NOI (from continuing operations) to net income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

	Q3	Q3	Q2	YTD	YTD
	2005	2004	2005	2005	2004

Net income	$99,128	$45,366	$56,911	$225,649	$105,676
Property management and other indirect operating expenses	8,442	6,975	7,594	23,164	20,669
Corporate-level other income	(1,378)	(434)	(1,439)	(3,432)	(1,178)
Investments and investment management	1,211	932	1,171	3,374	3,484
Interest expense, net	31,787	33,132	32,109	96,010	97,670
General and administrative expense	5,857	3,898	6,262	19,278	13,098
Joint venture income, minority interest and venture partner interest in profit-sharing	107	498	159	(5,803)	962
Depreciation expense	39,196	39,699	39,644	118,136	113,652
Cumulative effect of change in accounting principle	—	—	—	—	(4,547)
Gain on sale of real estate assets	(68,491)	(22,762)	(27,264)	(133,368)	(35,137)
Income from discontinued operations	(4,813)	(5,640)	(5,029)	(14,358)	(16,993)

NOI from continuing operations	$111,046	$101,664	$110,118	$328,650	$297,356

Established:
Northeast	$28,239	$26,843	$27,742	$83,349	$80,590
Mid-Atlantic	12,187	11,619	11,974	35,890	34,954
Midwest	1,540	1,579	1,798	5,014	4,699
Pacific NW	4,810	4,500	4,812	14,418	13,443
No. California	25,564	24,822	25,964	77,209	75,424
So. California	8,943	8,205	8,673	26,261	24,626

Total Established	81,283	77,568	80,963	242,141	233,736

Other Stabilized	11,443	11,612	11,250	32,920	29,389
Development/Redevelopment	18,320	12,484	17,905	53,589	34,231

NOI from continuing operations	$111,046	$101,664	$110,118	$328,650	$297,356

Copyright © 2005 AvalonBay Communities, Inc. All Rights Reserved

Attachment 1 (continued)
NOI as reported by the Company does not include the operating results from discontinued operations (i.e., assets sold or held for sale as of September 30, 2005). A reconciliation of NOI from communities sold or held for sale to net income for these communities is as follows (dollars in thousands):

	Q3	Q3	YTD	YTD
	2005	2004	2005	2004

Income from discontinued operations	$4,813	$5,640	$14,358	$16,993
Interest expense, net	3	66	11	451
Minority interest expense	—	12	—	37
Depreciation expense	2	2,752	2,371	8,669

NOI from discontinued operations	$4,818	$8,470	$16,740	$26,150

NOI from assets sold	$649	$4,837	$5,048	$15,530
NOI from assets held for sale	4,169	3,633	11,692	10,620

NOI from discontinued operations	$4,818	$8,470	$16,740	$26,150

Economic Occupancy is defined as total possible revenue less vacancy loss as a percentage of total possible revenue. Total possible revenue is determined by valuing occupied units at contract rates and vacant units at Market Rents. Vacancy loss is determined by valuing vacant units at current Market Rents. By measuring vacant apartments at their Market Rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.
Market Rents as reported by the Company are based on the current market rates set by the managers of the Company’s communities based on their experience in renting their communities’ apartments and publicly available market data. Trends in market rents for a region as reported by others could vary. Market Rents for a period are based on the average Market Rents during that period and do not reflect any impact for cash concessions.
Rental revenue with concessions on a cash basis is considered by the Company to be a supplemental measure to rental revenue in conformity with GAAP in helping investors to evaluate the impact of both current and historical concessions on GAAP based rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, rental revenue (with concessions on a cash basis) allows an investor to understand the historical trend in cash concessions. A reconciliation of rental revenue from Established Communities in conformity with GAAP to rental revenue (with concessions on a cash basis) is as follows (dollars in thousands):

	Q3	Q3	Q2	YTD	YTD
	2005	2004	2005	2005	2004
Rental revenue (GAAP basis)	$120,890	$115,912	$118,352	$355,820	$345,171
Concessions amortized	4,229	4,985	4,445	13,336	14,436
Concessions granted	(5,033)	(6,039)	(4,254)	(12,520)	(14,977)

Rental revenue (with concessions on a cash basis)	$120,086	$114,858	$118,543	$356,636	$344,630

% change – GAAP revenue		4.3%	2.1%		3.1%

% change – cash revenue		4.6%	1.3%		3.5%

Initial Year Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months following the date of the buyer’s valuation, less estimates for non-routine allowance of approximately $200 — $300 per apartment home, divided by the gross sales price for the community. For this purpose, management’s projection of stabilized operating expenses for the community includes a management fee of approximately 2.5% — 3.5%. The Initial Year Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for the property. Buyers may assign different Initial Year Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental

Copyright © 2005 AvalonBay Communities, Inc. All Rights Reserved

Attachment 1 (continued)
revenue due to different estimates for changes in rent and occupancy levels. The weighted average Initial Year Market Cap Rate is weighted based on the gross sales price of each community.
Unleveraged IRR on sold communities refers to the internal rate of return calculated by the Company considering the timing and amounts of (i) total revenue during the period owned by the Company and (ii) the gross sales price net of selling costs, offset by (iii) the undepreciated capital cost of the communities at the time of sale and (iv) total direct operating expenses during the period owned by the Company. Each of the items (i), (ii), (iii) and (iv) are calculated in accordance with GAAP.
The calculation of Unleveraged IRR does not include an adjustment for the Company’s general and administrative expense, interest expense, or corporate-level property management and other indirect operating expenses. Therefore, Unleveraged IRR is not a substitute for net income as a measure of our performance. Management believes that the Unleveraged IRR achieved during the period a community is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development or redevelopment, management and sale of the community, before the impact of indirect expenses and Company overhead. The Unleveraged IRR achieved on the communities as cited in this release should not be viewed as an indication of the gross value created with respect to other communities owned by the Company, and the Company does not represent that it will achieve similar Unleveraged IRRs upon the disposition of other communities. The weighted average Unleveraged IRR for sold communities is weighted based on all cash flows over the holding period for each respective community, including net sales proceeds.

Copyright © 2005 AvalonBay Communities, Inc. All Rights Reserved